Chapman and Cutler
                     111 West Monroe Street
                    Chicago, Illinois  60603

                         January 6, 1998




Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois 60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 232

Gentlemen:

     We have acted as counsel for Nike Securities L.P., as Sponsor and Depositor of FT 232 (the "Trust"), in connection with the issuance of Units of fractional undivided interest in the Trust, under a Trust Agreement dated January 6, 1998 (the "Indenture") between Nike Securities L.P., as Depositor, Muller Data Corporation, as Evaluator, and The Chase Manhattan Bank, as Trustee.

     In  this  connection,  we  have  examined  the  Registration
Statement,   the  Prospectus,  the  Indenture,  and  such   other
instruments and documents as we have deemed pertinent.

     The assets of the Trust will consist of a portfolio of high yield, high risk foreign sovereign debt obligations (the "Bonds" or the "Obligations") as set forth in the Prospectus. All Obligations have been issued after July 18, 1984. For purpose of the following discussions and opinions, it is assumed that the Obligations are debt for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

         (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subpart E, subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

        (ii) Each Unit holder will be considered as owning a pro rata share of each asset of the Trust for Federal income tax purposes. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unit holder. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. Each Unit holder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his interest on any Obligation held by the Trust at the same time and in the same manner as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero if it is "de minimis" within the meaning of Section 1273 of the Code. If a Bond is a "high-yield discount obligation" within the meaning of
     Section 163(e)(5) of the Code, certain special rules may apply. A Unit holder may elect to include in taxable income for Federal income tax purposes, market discount as it accrues with respect to his interest in any Corporate Bond held by the Trust which he is considered as having acquired with market discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest

         (iii) The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Obligation held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units), in order to determine his tax basis for his pro rata portion of each Obligation held by the Trust. A Unit holder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Obligations held by the Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unit holders during such year to the extent it is greater than or equal to the "de minimis" amount described below. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest.

         (iv) Each Unit holder will have a taxable event when an Obligation is disposed of (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) or when the Unit holder redeems or sells his Units. A Unit holder's tax basis in his Units will equal his tax basis in his pro rata portion of all the assets of the Trust. Such basis, is determined (before the adjustments described below) by apportioning the tax basis for the Units among each of the Trust assets according to value as of the valuation date nearest the date of acquisition of the Units. Unit holders must reduce their tax basis of their Units for their share of accrued interest, if any on Obligations delivered after the date the Unit holders pay for their Units to the extent such interest accrued on such Obligations before the date the Trust acquired ownership of the
     Obligations  (and  the  amount of  this  reduction  may
     exceed the amount of accrued interest paid to the sellers) and, consequently such Unit holder may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. Gain or loss upon the sale or redemption of Units is measured by comparing the proceeds of such sale or redemption with the adjusted basis of the Units. If the Trustee disposes of Obligations (whether by sale, exchange, payment on maturity, redemption or otherwise), gain or loss is recognized to the Unit holder (subject to various nonrecognition provisions of the Code). The amount of any such gain or loss is measured by comparing the Unit holder's pro rata portion of the total proceeds from such disposition with his basis for his fractional interest in the asset disposed of. The basis of each Unit and of each Obligation which was issued  with  original  issue discount  (or  which  has
     market discount) must be increased by the amount of accrued original issue discount (and market discount if the Unit holder elects to include market discount in income as it accrues) and the basis of each Unit and of each Obligation which was purchased by the Trust at a premium must be reduced by the annual amortization of bond premium which the Unit holder has properly elected to amortize under Section 171 of the Code. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost.

     Each Unit holder's pro rata share of each expense paid by the Trust is deductible by the Unit holder to the same extent as though the expense had been paid directly by him. It should be noted that, as a result of The Tax Reform Act of 1986 (the "Act"), certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income (similar limitations also apply to estates and trusts). Unit holders may be required to treat some or all of the expenses paid by the Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the Obligations. Special rules apply if the purchase price of an Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his pro rata portion of an Obligation issued with original issue discount exceeds his pro rata portion of its adjusted issue price.

     It is possible that a Bond that has been issued at an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

     If a Unit holder's tax basis in his pro rata portion of any Bond held by the Trust is less than his allocable portion of such Bond's stated redemption price at maturity (or, if issued with original issue discount, the allocable portion of its revised issue price), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. Market discount accrues daily computed on a straight line basis, unless the Unit holder elects to calculate accrued market discount under a constant yield method.

     Accrued market discount is generally includible in taxable income of the Unit holders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on Obligations held by the Trust, on the sale, maturity or disposition of such Obligations by the Trust and on the sale of a Unit holder's Units unless a Unit holder elects to include the accrued market discount in taxable income as such discount accrues. If a Unit holder does not elect to annually include accrued market discount in taxable income as it accrues, deductions for any interest expense incurred by the Unit holder to purchase or carry his Units will be reduced by such accrued market discount. In general, the portion of any interest which was not currently deductible would ultimately be deductible when the accrued market discount is included in income.

     The tax basis of a Unit holder with respect to his interest in an Obligation is increased by the amount of original issue discount (and market discount, if the Unit holder elects to include market discount, if any, on the Obligations held by the Trust in income as it accrues) thereon properly included in the Unit holder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized premium which the Unit holder has properly elected to amortize under Section 171 of the Code. A Unit holder's tax basis in his Units will equal his tax basis in his pro rata portion of all the assets of the Trust.

     A Unit holder will recognize taxable gain (or loss) when all or part of the pro rata interest in an Obligation is disposed of for an amount greater (or less) than his tax basis therefor in a taxable transaction, subject to various non-recognition provisions of the Code.

     As previously discussed, gain attributable to any Bond deemed to have been acquired by the Unit holder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unit holder realizing a taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost.

     If a Unit holder disposes of a Unit, he is deemed thereby to have disposed of his entire pro rata interest in all Trust assets including his pro rata portion of all of the Obligations represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unit holder to include market discount in income as it accrues) as previously discussed.

     For taxpayers other than corporations, net capital gain (which is defined as net long-term capital gain over net short-term capital loss for the taxable year) is subject to a maximum marginal stated tax rate of either 28% or 20%, depending upon the holding periods of the capital assets. Capital gain or loss is long term if the holding period for the asset is more than one year, and is short-term if the holding period for the asset is one year or less. The date on which a Unit is acquired (i.e., the "trade date") is excluded for purposes of determining the holding period of the Unit. Generally capital gains realized from assets held for more than one year but not more than 18 months are taxed at a maximum marginal stated tax rate of 28% and capital gains realized from assets (with certain exclusions) held for more than 18 months are taxed at a maximum marginal stated
tax rate of 20% (10% in the case of certain taxpayers in the lowest tax bracket). Further, capital gains realized from assets held for one year or less are taxed at the same rates as ordinary income. Legislation is currently pending that provides the appropriate methodology that should be applied in netting the realized capital gains and losses. Such legislation is proposed to be effective retroactively for tax years ending after May 6, 1997.

     The Taxpayer Relief Act of 1997 (the "1997 Act") treat certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts, or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period.

     "The Revenue Reconciliation Act of 1993" (the "1993 Tax Act") raised tax rates on ordinary income above the rates at which capital gains are subject to tax in certain circumstances. Because some or all capital gains are taxed at a comparatively lower rate under the 1993 Tax Act, the 1993 Tax Act includes a provision that recharacterizes capital gains as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

     A Unit holder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of, his pro rata interest in any Obligation held by the Trust or the sale of his Units provided that all of the following conditions are met:

     (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

     (ii) if the interest is United States source income (which is the case for most securities issued by United States issuers), the Obligation is issued after July 18, 1984, (which is the case for each Obligation held by the Trust) the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the Obligation and the foreign investor is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the Obligation;

     (iii)     with respect to any gain, the foreign investor (if
     an  individual) is not present in the United States for  183 days or more during his or her taxable year; and

     (iv) the foreign investor provides all certification which may be required of his status.

     It should be noted that interest on securities issued by most foreign corporations that do not engage in a trade or business in the United States is not considered United States source income; accordingly, for such non-United States source interest income, condition (ii) above would not be required to be satisfied for the interest income (including any original issue discount) to be exempt from United States Federal income taxes including withholding taxes.

     It should be noted that the 1993 Tax Act includes a provision which eliminates the exemption from United States taxation, including withholding taxes, for certain "contingent interest." This provision applies to interest received after December 31, 1993. No opinion is expressed herein regarding the potential applicability of this provision and whether United States taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

                                      Very truly yours



                                      Chapman and Cutler

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